EXHIBIT 10.2

November 7, 2005

Members of the Board of Directors
Paxson Communications Corporation
601 Clearwater Park Road
West Palm Beach, Florida 33401

Members of the Board:

This letter sets forth our agreement regarding the resignation of my employment and directorships with Paxson Communications Corporation (“PCC”) and its subsidiaries and affiliates (the “PCC Group”).

As you know, PCC and I, together with certain other entities, have entered into a Master Transaction Agreement that contemplates execution and delivery by various parties of certain documents (collectively with the Master Transaction Agreement, the “Definitive Documentation”) intended, in part, to restructure certain aspects of PCC’s prior agreements with NBC Universal, Inc. and certain related entities. This letter agreement is being executed and delivered immediately following the approval by the Board of Directors of PCC of such restructuring and certain other transactions contemplated by the Definitive Documentation. As part of that restructuring and subject to the full execution and delivery of the Definitive Documentation, I have agreed to resign my employment and other positions with the PCC Group, including, without limitation, my positions as Chairman, director and Chief Executive Officer of PCC. I hereby submit that resignation, effective immediately (the “Effective Date”). I am appreciative that the Board of Directors of PCC has conferred upon me the honorary title of Chairman Emeritus of PCC.

Except as expressly provided in this letter, this letter agreement will terminate and supersede the terms of my employment agreement with PCC which was entered into as of October 16, 1999, and as thereafter amended (the “PCC Employment Agreement”). Except as otherwise provided in this letter agreement, neither the PCC Group nor I will have any further obligations under the terms of the PCC Employment Agreement.

I further acknowledge and agree that as of the Effective Date, the PCC Group will have no further obligations to me and I will receive no further payments or benefits of any kind from the PCC Group under any plan, program, arrangement or otherwise except: (i) as may be provided in the Definitive Documentation; (ii) payment of any of my base salary earned through the Effective Date, but not yet paid; (iii) payment by PCC on my behalf of any premiums owed following the Effective Date under any group medical, dental and disability plans sponsored by the PCC Group in which I will participate following the Effective Date in accordance with the terms and conditions of the Definitive Documentation; (iv) the reimbursement of any business expenses incurred by me through the Effective Date (which have not yet been reimbursed) in accordance with PCC policies for the reimbursement of business expenses; (v) any Paxson Group Performance Bonus Award that may be payable under Paragraph 4(b) of the PCC Employment Agreement, except that the amount of such bonus shall be pro rated for the period from January 1, 2005 through the Effective Date, and in the event that any Paxson Group Performance Bonus Award is payable to me under such Paragraph 4(b), such Award shall be paid on the date any Paxson Group Performance Bonus Award is paid to other executives of PCC; (vi) a prorated Individual Performance Bonus Award for 2005 as previously approved by the non-management members of the PCC Board of Directors in the amount of $287,545.64 and payable on the date Individual Bonus Awards are paid to other executives of PCC; and (vii) any payments or benefits to which I may be entitled after the termination of my employment under the terms of any PCC employee benefit plans in which I participate as of the Effective Date, including but not limited to any deferred compensation plans, paid in accordance with and subject to the terms and conditions of such plans.

I agree that the terms of the PCC Employment Agreement which are related to my post-employment obligations, including the terms of Section 10 (relating to certain restrictive covenants), Section 11 (relating to intangible property), Section 12 (relating to arbitration), Section 13 (relating to indemnification), and Section 14 (relating to certain miscellaneous items), other than Section 14(j), shall be incorporated into this letter agreement by reference and shall continue in full force and effect following the Effective Date and I will comply with my obligations thereunder.

In consideration of the payments and benefits provided to me under this letter agreement and the Definitive Documentation, I hereby release and forever discharge, on behalf of myself and my heirs, executors, administrators, representatives, agents, successors and assigns the PCC Group and each of their respective officers, employees, directors, stockholders and agents from any and all claims arising out of my employment relationship with and service as an employee, officer or director of the PCC Group, and the termination of such relationship or service.

In consideration of my release hereunder, PCC hereby releases and forever discharges me from any and all claims arising prior to the Effective Date out of my employment relationship with and service as an employee, officer or director of the PCC Group, and the termination of such relationship or service.

Sincerely,

/s/ Lowell W. Paxson
Lowell W. Paxson

AGREED TO AND ACCEPTED:

PAXSON COMMUNICATIONS CORPORATION

By:	/s/ Dean M. Goodman

	Name: Title:	Dean M. Goodman President and Chief Operating Officer